CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form F-10 as filed with the United States Securities Exchange Commission on January 16, 2024 (the "Form F-10"), of our auditor's report dated March 17, 2023 with respect to the consolidated financial statements of Integra Resources Corp. and its subsidiaries (the "Company") as at December 31, 2022 and 2021, and for each of the years in the three year period ended December 31, 2022, as included in the Annual Report on Form 20-F of the Company for the year ended December 31, 2022.

We also consent to the reference to our firm under the heading "Auditors, Transfer Agent and Registrar" in the Form F-10.

/s/ MNP LLP

Chartered Professional Accountants

January 16, 2024

Vancouver, Canada